Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of July 15th, 2021 (the “Effective Date”), by and between BIMI International Medical Inc., a Delaware company (the “Company”) and Amy Xue, an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiary and variable interest entity (collectively, the “Group”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer and to assure itself of the services of the Executive during the term of Employment (as defined below); and

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer during the term of Employment and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	POSITION

The Executive hereby accepts the position of Chief Financial Officer (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be one (1) year commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement. The Employment will be renewed automatically for additional one-year term if neither the Company nor the Executive provides a notice of termination of the Employment to the other party within thirty (30) days prior to the expiration of the applicable term.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Executive’s duties at the Company will include the duties and responsibilities agreed upon herein by both parties associated with a Chief Financial Officer of a U.S. listed public company with primary operations in the People’s Republic of China. The Executive will be based in U.S with primary focus on tasks and responsibilities associated with the Company’s compliance with the rules and regulations of U.S. securities laws and relationships with all third parties in U.S. including but not limited to the Company’s auditor, IR company, investors, and attorneys. As the Chief Financial Officer of the Company, the Executive shall be mainly responsible for all financial reporting aspects of the business of the Company conducted in the United States, including review of the financial operations and financial statements of the Company under U.S. GAAP, as well as all tasks and responsibilities normally associated with the offices of Chief Financial Officer based in the United States of companies of similar size and nature to the Company. During the term of her Employment, Executive shall report to and be responsible to the Company’s Chief Executive Officer and the Company’s board of directors (including any designated audit or other committee thereof) (the “Board”). The Executive shall also perform such other duties and responsibilities as may be determined by the Board and the Chief Executive Officer, as long as such duties and responsibilities are consistent with those of the Company’s Chief Financial Officer.

(b)	The Executive shall faithfully and diligently serve the Company and the Group in accordance with this Agreement, the Articles of Incorporation and Bylaws of the Company, as amended and restated from time to time, and the guidelines, policies and procedures of the Company approved from time to time by the Board.

(c)	The Executive shall use her best efforts to perform her duties hereunder. The Executive shall not be concerned or interested in any business or entity that engages in the same business in which the Company or any member of the Group engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding less than one percent (1%) of the outstanding equity of any Competitor that is listed on any securities exchange or recognized securities market anywhere. The Executive shall notify the Company in writing of her interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of her duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out her duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	LOCATION

The Executive will be based in New York City, US. The Company shall obtain the Executive’s written consent should it plan to transfer or send the Executive to any other location or elsewhere in accordance with its operational requirements.

6.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Executive’s initial pre-tax base salary shall be US$25,000 per month, paid monthly before the 5th calendar date of each month, and such compensation shall increase by 10% annually to accommodate higher inflation and living expenses although it can be subject to annual review and adjustment by the Board in its sole discretion. The Executive shall also be entitled to receive salary, as and in the amounts approved by the Board, from any member of the Group.

(b)	Bonus. The Executive shall be eligible for cash bonuses as determined by the Board in its sole discretion.

(c)	Equity Incentives. To the extent the Company adopts and maintains an equity incentive plan, the Executive will be eligible to participate in such plan pursuant to the terms thereof as determined by the Board.

(d)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan, provided that such plans shall be subject to review and approval by the Board.

(e)	D&O Insurance. The Company shall obtain and continue for as long as Executive is employed by the Company, directors’ and officers’ insurance coverage.

(f)	Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary office, travel and all other expenses incurred by the Executive in the performance of her duties under this Agreement.

7.	TERMINATION OF THE AGREEMENT

(a)	By the Company.

(i) For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable U.S. federal or state law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement;

(2)	the Executive has been grossly negligent or acted dishonestly to the detriment of the Company;

(3)	the Executive has engaged in actions amounting to willful misconduct or failed to perform her duties hereunder and such failure continues after the Executive is afforded not less than fifteen (15) days to cure such failure; or

(4)	the Executive violates Sections 8 of this Agreement.

Upon termination for “cause”, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For Death and Disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive has died, or

(2)	the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of her employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. The Executive shall be entitled to receive payment of any severance benefits or other amounts by this reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the Employment without cause, at any time, upon thirty (30) days’ prior written notice. Upon termination without cause, the Company shall provide the following severance payments and benefits to the Executive: (1) a cash payment of three (3) months of the Executive’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of her target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 3 months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

Upon termination without cause, the Executive shall also be entitled to the amount of base salary earned and not paid prior to termination.

In order to be eligible for, and as a condition precedent for the payment of, the severance payments and benefits under this Section 7(a)(iii), the Executive must execute and deliver to the Company a general release of the Company and all members of the Group and their affiliates in a form reasonably satisfactory to the Board.

(b)	By the Executive. The Executive may terminate the Employment at any time with thirty (30) days’ prior written notice to the Company without cause, if (1) there is a material reduction in the Executive’s authority, duties and responsibilities unless such reduction was made with her consent, (2) there is a material reduction in the Executive’s annual salary, or (3) the Executive believes it becomes difficult or impossible for her to perform to her professional satisfaction the tasks and responsibilities associated with the position for whatever reason the Executive deems valid (the occurrences in (1) ,(2) and (3) being referred to as “Good Reason”). Upon the Executive’s termination of the Employment due to either of the above reasons, the Company shall provide compensation to the Executive equivalent to three (3) months of the Executive’s base salary that she is entitled to immediately prior to such termination.

In order to be eligible for, and as a condition precedent for the payment of, the severance payments and benefits under this Section 7(b), the Executive must execute and deliver to the Company a general release of the Company and all members of the Group and their affiliates in a form reasonably satisfactory to the Board.

(c)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Employment and twelve (12) months after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Executive by or obtained by the Executive from the Company, its affiliates, or their respective clients, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with her work or using the facilities of the Company are property of the Company and subject to inspection by the Company, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to her work with the Company and will provide written certification of her compliance with this Agreement. Under no circumstances will the Executive have, following her termination, in her possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that she has not and will not, during the term of her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of the Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive twelve (12) months after the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9.	INDEMNIFICATION.

The Company shall, to the maximum extent provided under applicable law, indemnify and hold the Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, her performance of the Employment, other than any such Losses incurred as a result of the Executive’s gross negligence or willful misconduct. The Company shall advance to the Executive any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by the Executive in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by the Executive or on her behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that the Executive is not entitled to be indemnified by the Company.

10.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

13.	GOVERNING LAW; JURISDICTION

This Agreement and all issues pertaining to the Employment or the termination of the Employment shall be governed and interpreted in accordance with the laws of the State of New York without regard to choice of law principles, except the arbitration provision which shall be governed by the Federal Arbitration Act. Executive agrees that if, for any reason, any provision hereof is unenforceable, the remainder of this Agreement will nonetheless remain binding and in effect. Any dispute regarding the Employment or this Agreement, other than any injunctive relief available under Section 9 hereof, which cannot be resolved by negotiations between the Executive and the Company shall be submitted to, and solely determined by, final and binding arbitration conducted by the American Arbitration Association (“AAA”) in accordance with its arbitration rules applicable to employment disputes, and the parties agree to be bound by the final award of the arbitrator in any such proceeding. The arbitrator shall apply the laws of Cayman Islands with respect to the interpretation or enforcement of this Agreement, or to any claims involving the Employment or the termination of the Employment. All questions regarding whether or not a dispute is subject to arbitration will be resolved by the arbitrator. Arbitration shall be held in the AAA New York City Office, or such other place as the parties may mutually agree. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction, including in The People’s Republic of China. The arbitrator shall award costs and attorney fees to the prevailing party. As part of this Agreement, Executive agrees that Executive may not participate in a representative capacity or as a member of any class of claims pertaining to any claim against the Company. There is no right or authority for any claims subject to this Agreement to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Company or the Executive may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

14.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery, or (iv) by email, to the last known address of the other party, with communications to the Company being to the attention of the Company’s Chief Executive Officer.

17.	COUNTERPARTS

This Agreement can be executed electronically by email. Photographic or electronic copies of such signed Agreement may be used in lieu of the originals for any purpose.

18.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, or she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Company: BIMI International Medical Inc.

By:
Name:
Title:

Executive: Amy Xue

Signature:	/s/ Amy Xue
Name: